SCHEDULE 14A

                     Information Required in Proxy Statement

Reg. ss. 240.14a-101

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     ...........................................................................
     2)  Aggregate number of securities to which transaction applies:

     ...........................................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ...........................................................................
     4)  Proposed maximum aggregate value of transaction:

     ...........................................................................
     5)  Total fee paid:

     ...........................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ...........................................................................
     2)  Form, Schedule or Registration Statement No.:

     ...........................................................................
     3)  Filing Party:

     ...........................................................................
     4)  Date Filed:

     ...........................................................................

FSA

Financial Security Assurance Holdings Ltd.
350 Park Avenue, New York, New York 10022

                                                                  March 23, 1998

Dear Shareholder:

      I cordially invite you to attend the 1998 Annual Meeting of Shareholders of Financial Security Assurance Holdings Ltd., which will be held at 9:00 a.m. (New York City time) on Thursday, May 14, 1998, at the offices of the Company at 350 Park Avenue, 13th Floor, New York, New York 10022. I encourage you to join us at the meeting, where you will have an opportunity to ask questions about our business and operations.

      This year, we are asking you to elect 12 directors and to approve the Company's selection of independent auditors for 1998. We have described these proposals in the attached proxy statement, which I encourage you to read fully.

      Whether or not you plan to attend the meeting, you can ensure that your shares are represented properly by completing, signing and dating your proxy card and returning it in the enclosed envelope.

                                                   Sincerely,

                                                   Robert P. Cochran,
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                   Financial Security Assurance Holdings Ltd.

                    Notice of Annual Meeting of Shareholders

To the Shareholders of Financial Security Assurance Holdings Ltd.:

      The annual meeting of the shareholders of Financial Security Assurance Holdings Ltd. (the "Company") will be held at the offices of the Company at 350 Park Avenue, 13th Floor, New York, New York 10022, on Thursday, May 14, 1998, at 9:00 a.m., New York City time, for the following purposes:

      Proposal 1:   To elect 12 directors of the Company for terms expiring
                    at the 1999 Annual Meeting;

      Proposal 2:   To approve the appointment by the Board of Directors of
                    Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year 1998;

and to transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on Thursday, March 26, 1998, will be entitled to vote at the meeting, whether in person or by proxy. Please complete, sign and date the enclosed proxy card as soon as possible and return it in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                             By order of the Board of Directors,

                                             Bruce E. Stern,
                                             Secretary

350 Park Avenue
New York, New York 10022
March 23, 1998

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                 PROXY STATEMENT

      We are soliciting your vote in our upcoming annual meeting of shareholders. If you complete, sign and return the enclosed proxy, we will vote your shares at the meeting, or any adjournment of the meeting, in the manner that you have indicated or, if you have not specified how you wish to vote your shares, we will vote them as recommended by our Board of Directors. You may revoke your proxy at any time before it is used.

      The record date for determining shareholders entitled to vote at the meeting was March 26, 1998. We have two classes of outstanding voting securities: common stock, par value $.01 per share ("Common Stock"), and Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Preferred Stock"). On the record date, 29,887,833 shares of Common Stock (including 1,133,379 shares owned by a trust on our behalf but excluding 2,388,468 shares of treasury stock) and 2,000,000 shares of Preferred Stock were outstanding. Each share is entitled to one vote, with the holder of the Preferred Stock voting together as a single class with the holders of the Common Stock.

      The mailing address of our principal executive offices is 350 Park Avenue, New York, New York 10022. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 26, 1998, to shareholders of record at the close of business on the record date.

                        PROPOSAL 1: ELECTION OF DIRECTORS

      All our directors are elected at each annual meeting of shareholders. At the 1998 Annual Meeting, the shareholders will elect 12 directors to serve for a term expiring at the 1999 Annual Meeting. Information about the nominees is set forth below and under "Ownership of the Company".

      If we receive your proxy, we will vote your shares for these nominees, except to the extent that you withhold authority to do so on your proxy card. We will vote all proxies received for the person, if any, designated by our Board of Directors to replace any nominee who becomes unable or unwilling to serve (an event not now anticipated).

      The following abbreviations have been used in this proxy statement:

--------------------------------------------------------------------------------
      Term                                   Company
      ----                                   -------
      FSA Financial Security Assurance Inc., our principal operating subsidiary
      CGC Capital Guaranty Corporation, which we acquired on December 20, 1995
      CGIC Capital Guaranty Insurance Company, CGC's principal operating subsidiary

      Fund American      Fund American Enterprises Holdings, Inc.
      White Mountains    White Mountains Holdings, Inc., a subsidiary of Fund
                         American
      Source One         Source One Mortgage Services Corporation, a subsidiary
                         of White Mountains
      Fireman's Fund     Fireman's Fund Insurance Company, formerly a subsidiary
                         of Fund American

      Tokio Marine       The Tokio Marine and Fire Insurance Co., Ltd.

      U S WEST           U S WEST, Inc.
      USWCC              U S WEST Capital Corporation, a subsidiary of U S WEST
--------------------------------------------------------------------------------

      Fund American, Tokio Marine and USWCC own a majority of our Common Stock. Fund American owns all our Preferred Stock. Further information regarding share ownership, nominating privileges and voting arrangements among these three companies appears under "Ownership of the Company" on page 6, "Compensation Committee Interlocks and Insider Participation" on page 16 and "Certain Relationships and Related Transactions" on page 18.

      In November 1997, John J. Byrne stepped down as Chairman of the Board, and Allan L. Waters, a director of the Company since August 1994, retired from the Board in conjunction with his retirement from Fund American. Mr. Byrne has agreed to become Vice Chairman of the Board and plans to remain an active Board member for the foreseeable future. Mr. Waters now serves the Company as an outside consultant on financial matters. Michael Djordjevich and Staats M. Pellett, Jr., who have been directors since February 1996, are not standing for re-election. The Board gratefully acknowledges the contributions of Messrs. Djordjevich, Pellett and Waters during their years of service as directors of the Company.

      The Board recommends a vote FOR the election of all nominees for director.

John J. Byrne
    Age 65.............  Vice Chairman of the Board of Directors since November
                         1997 and a Director of the Company since May 1994. Mr. Byrne was Chairman of the Board of Directors of the Company from May 1994 to November 1997. He has been Chairman of the Board of Directors of Fund American since 1985, and was its Chief Executive Officer from 1985 to October 1997 and its President from 1990 to October 1997. From 1989 through 1990, Mr. Byrne was Chairman of the Board of Directors of Fireman's Fund. Prior to joining Fireman's Fund, Mr. Byrne was Chairman and Chief Executive Officer of GEICO Corporation. Mr. Byrne is also a director of White Mountains, The Travelers Property/Casualty Group and CCC Information Services Group, and an honorary director of Terra Nova (Bermuda) Holdings Ltd.

Robert P. Cochran
    Age 48.............  Chairman of the Board of Directors of the Company since
                         November 1997, and Chief Executive Officer and a Director of the Company since August 1990. Mr. Cochran served as President of the Company and FSA from August 1990 until November 1997. He has been Chief Executive Officer of FSA since August 1990, Chairman of FSA since July 1994, and a director of FSA since July 1988. From September 1990 until December 1993, Mr. Cochran was a director of USWCC. Prior to joining the Company in 1985, Mr. Cochran was managing partner of the Washington, D.C. office of the Kutak Rock law firm. Mr. Cochran is Vice Chairman of the Association of Financial Guaranty Insurors, as well as a director of Fund American and White Mountains.

Robert N. Downey
    Age 62.............  Director of the Company since August 1994. Mr. Downey has been a limited partner since 1990, and was a general partner from 1976 until 1990, of Goldman, Sachs & Co. At Goldman, Sachs & Co., Mr. Downey served as head of the Municipal Bond Department and Vice Chairman of the Fixed Income Division. Mr. Downey was a Director of the Securities Industry Association from 1987 through 1991 and served as its Chairman in 1990 and Vice Chairman in 1988 and 1989. He was also formerly Chairman of the Municipal Securities Division of the Public Securities Association and Vice Chairman of the Municipal Securities Rulemaking Board.

 Anthony M. Frank
    Age 66.............  Director of the Company since February 1996. Mr. Frank was a director of CGC from February 1994 until December 1995. He has been Chairman of Belvedere Capital Partners, General Partner of the California Community Financial Institutions Fund, since 1994. He was Postmaster General of the United States from 1988 to 1992 and, prior thereto, served as Chairman and Chief Executive Officer of First Nationwide Bank from 1971 to 1988. Mr. Frank is a director of Charles Schwab Inc.; Bedford Properties Inc.; Irvine Apartment Communities, Inc.; General American Investors, Inc.; Temple-Inland, Inc.; Crescent Real Estate Equities; and Cotelligent Group, Inc.

Toshiki Kaneda
    Age 49.............  Director of the Company since November 1996 and FSA since October 1996. Mr. Kaneda has been General Manager of the Financial Planning Department of Tokio Marine since July 1997. He was General Manager of the Non-Marine Underwriting Department of Tokio Marine and President of the Tokio Marine Loan Clerical Service Co., Ltd. from July 1996 to July 1997. He was Deputy General Manager of the Corporate Administration Department of Tokio Marine from 1994 to June 1996, and of the Non-Marine Underwriting Department of Tokio Marine from 1991 to 1994.

K. Thomas Kemp
    Age 57.............  Director of the Company since August 1994. Mr. Kemp has served as President and Chief Executive Officer of Fund American since October 1997, and Executive Vice President of Fund American from 1991 until October 1997. Mr. Kemp has served as Chairman of White Mountains since February 1997, and as Chief Executive Officer of White Mountains and Chairman of White Mountains Insurance Company since 1995. Mr. Kemp was Vice President of Fireman's Fund from 1990 to January 1991. Prior to joining Fireman's Fund, Mr. Kemp was President of Resolute Reinsurance Company. Mr. Kemp is a director of Fund American, Folksamerica Reinsurance Holdings, Inc., Centricut, Inc., Main Street America Holdings, Inc., Commerce Security BancCorp, Inc., Valley Insurance Group, Inc., White Mountains and White Mountains Insurance Company.

David O. Maxwell
    Age 67.............  Director of the Company since August 1994. Mr. Maxwell was Chairman and Chief Executive Officer of Federal National Mortgage Association from 1981 until his retirement in 1991. Mr. Maxwell is a director of Potomac Electric Power Company (PEPCO), SunAmerica Inc. and Corporate Partners, L.P.

James M. Osterhoff
    Age 61.............  Director of the Company since April 1992. Mr. Osterhoff was a director of FSA from September 1993 until July 1994. He was Executive Vice President and Chief Financial Officer of U S WEST from December 1991 until his retirement in September 1995. Prior to joining U S WEST, Mr. Osterhoff was Vice President--Finance and Chief Financial Officer of Digital Equipment Corp., a computer manufacturer. Mr. Osterhoff is a director of GenCorp.

James H. Ozanne
    Age 54.............  Director of the Company since January 1990 and director of FSA from December 1989 until July 1994. Mr. Ozanne is Chairman of Greenrange Partners. He has been Chairman of Source One and President of Fund American Enterprises, Inc. since March 1997 and a Director of Source One since August 1996. He was Vice Chairman of Source One from August 1996 until March 1997. He was Chairman and Director of Nations Financial Holdings Corporation from January 1994 to January 1996. During December 1993, Mr. Ozanne was President and Chief Operating Officer of Nations Financial Capital Corporation. He was President and Chief Executive Officer of USWCC from September 1989 until December 1993. Prior to joining USWCC, Mr. Ozanne was Executive Vice President of General Electric Capital Corporation.

Richard A. Post
    Age 39.............  Director of the Company since April 1994. Mr. Post was a director of FSA from April 1994 until July 1994. Mr. Post is Executive Vice President and Chief Financial Officer of U S WEST Media Group and President of USWCC and U S WEST Financial Services Inc. Mr. Post had previously served U S WEST in a number of other positions. In addition, Mr. Post has been a director of a number of U S WEST-affiliated companies.

Roger K. Taylor
    Age 46.............  Director of the Company since February 1995. Mr. Taylor has been President of the Company since November 1997, and Chief Operating Officer of the Company since May 1993. Mr. Taylor joined FSA as a consultant in January 1990 and became a Managing Director of FSA in January 1991 and its President in November 1997. He was a director of the Company from August 1993 until August 1994 and has been a director of FSA since January 1992. Prior to joining FSA, Mr. Taylor was Executive Vice President of Financial Guaranty Insurance Company, a financial guaranty insurer. Mr. Taylor is a director of Source One.

Howard M. Zelikow
    Age 63.............  Director of the Company since February 1996. Mr.
                         Zelikow was a director of CGC from February 1994 until December 1995. Mr. Zelikow has been a member of Kayne Anderson Investment Management, Inc., an investment management company, since 1988. Mr. Zelikow was Chief Financial Officer and Executive Vice President of The Progressive Corporation from 1976 to 1987. Mr. Zelikow is a director of The Right Start, Inc. and Queensway Financial Holdings Limited.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      During the year ended December 31, 1997, our Board of Directors met four times. At present, there are four Committees of the Board, whose activities are discussed below. The Board of Directors does not have a nominating committee.

      The Audit Committee is comprised entirely of directors who are not officers or employees of the Company, any subsidiary of the Company, Fund American, Tokio Marine or U S WEST. The Audit Committee, which at year end consisted of Messrs. Frank, Ozanne and Zelikow, met once during 1997. The Audit Committee recommends independent auditors for approval by the Board of Directors and shareholders, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews audit results.

      The Finance Committee, which at year end consisted of Messrs. Djordjevich (Chairperson), Byrne, Downey, Kaneda, Maxwell, Osterhoff, Pellett, Post and Zelikow, met once during 1997. The Finance Committee approves the general investment policies and objectives of the Company, monitors investment activities and portfolio performance for the Company, periodically reviews sources and uses of capital, and reviews the Company's periodic and annual financial statements. The Investment Subcommittee of the Finance Committee, which at year end consisted of Messrs. Byrne, Djordjevich, Pellett and Zelikow, met twice during 1997. The Investment Subcommittee reviews the investment guidelines and practices of the Company.

      The Human Resources Committee is comprised entirely of directors who are not officers or employees of the Company or any subsidiary of the Company. The Human Resources Committee has authority to establish and approve compensation payments and policies for executives and other employees, including awards under the Company's incentive and benefit plans. The Human Resources Committee, which at year end consisted of Messrs. Kemp (Chairperson), Downey, Frank, Maxwell, Osterhoff and Ozanne, met four times during 1997.

      The Underwriting Committee, which at year end consisted of Messrs. Ozanne (Chairperson), Djordjevich, Kaneda, Kemp, Pellett and Post, met four times during 1997. The Underwriting Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policies and guidelines proposed by management. The Underwriting Committee also reviews proposals to develop new product lines.

      Each non-management director of the Company receives an annual fee of $26,000 for service as a director, plus an additional annual fee of $5,000 for each chairperson of a Committee of the Board of Directors. Mr. Byrne was paid an additional fee of $26,000 in 1997 for his services as Chairman of the Board of Directors. Directors also receive $2,000 for each Board meeting and Committee meeting attended and reimbursement for expenses for any such meeting attended. All directors attended at least 75% of the meetings of the Board and Committees on which they served, for the period for which they served, during 1997, other than Mr. Frank, who missed the sole meeting of the Audit Committee and two meetings of the Human Resources Committee.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The Management Committee of the Company consists of Messrs. Cochran and Taylor (who are described above as nominees for director) and the Company's other executive officers, who are described below.

            Name        Age                      Position
--------------------------------------------------------------------------------
Russell B. Brewer II    41    Managing Director, Chief Underwriting Officer and
                                Director of FSA
John A. Harrison        54    Managing Director and Chief Financial Officer
                                of the Company and FSA; Director of FSA
Sean W. McCarthy        39    Executive Vice President of the Company; Chief
                                Operating Officer, Managing Director and
                                Director of FSA
Bruce E. Stern          44    Managing Director, General Counsel and Secretary
                                of the Company and FSA; Director of FSA

      The present principal occupations and five-year employment history of each of the above-named executive officers of the Company, as well as other directorships of publicly held corporations currently held by each such person, are set forth below:

      Mr. Brewer has been a Managing Director of FSA since March 1989 and the Chief Underwriting Officer of FSA since September 1990. He has been a director of FSA since September 1993. From March 1989 to August 1991, Mr. Brewer was Managing Director, Asset Finance Group, of FSA. Prior to joining FSA in 1986, Mr. Brewer was an Associate Director of Moody's Investors Service, Inc.

      Mr. Harrison has been a Managing Director and the Chief Financial Officer of FSA since August 1991 and the Chief Financial Officer of the Company since February 1993. He has been a director of FSA since September 1993. From April 1987 through August 1991, Mr. Harrison was Chief Financial Officer of Citibank, N.A.--U.S. Consumer Banking Group, and prior thereto was Managing Director, Real Estate Finance Group, of Merrill Lynch & Co. Inc.

      Mr. McCarthy has been Executive Vice President of the Company and Chief Operating Officer of FSA since November 1997. He has been a Managing Director of FSA since March 1989 and head of its Financial Guaranty Department since April 1993. He has been a director of FSA since September 1993. Prior to joining FSA in 1988, Mr. McCarthy was a Vice President of PaineWebber Incorporated.

      Mr. Stern has been a Managing Director, the Secretary and the General Counsel of the Company since April 1993. Since April 1993, he has been the Secretary of FSA, and since March 1989, he has been a Managing Director of FSA. He has been a director of FSA since August 1990. Prior to joining FSA as General Counsel in 1987, Mr. Stern was an attorney with Cravath, Swaine & Moore.

                            OWNERSHIP OF THE COMPANY

5% Shareholders

      The following table sets forth certain information regarding actual, beneficial and voting ownership of the Company's equity at February 20, 1998 as to each person known by the Company to beneficially own, within the meaning of the Securities Exchange Act of 1934, 5% or more of the outstanding shares of the

Common Stock or Preferred Stock. In connection with the Company's initial public offering in May 1994 (the "IPO"), the Company, Fund American and U S WEST entered into certain arrangements affecting such ownership, which are summarized in Notes (3) and (4) to the following table.

                                                            Number of Shares Owned(1)
                                                   -----------------------------------------   Voting
             5% Shareholders                             Actual              Beneficial(2)     Power
---------------------------------------------------------------------------------------------------------
                                                   Number     Percent     Number     Percent   Percent(3)
                                                   ------------------------------------------------------
U S WEST Capital Corporation.................... 12,106,910    40.5%    12,106,910    40.5%     32.0%
  c/o U S WEST, Inc.
  7800 East Orchard Road
  Englewood, CO  80111(4)(5)
Fund American Enterprises Holdings, Inc. .......  3,460,200    11.6      8,020,807    25.2      23.1
  80 South Main Street
  Hanover, NH  03755(4)
The Tokio Marine and Fire Insurance Co., Ltd....  1,929,000     6.5      1,929,000     6.5       6.1
  2-1, Marunouchi 1-Chome
  Chiyoda-ku, Tokyo 100 Japan
The Prudential Insurance Company of America.....  1,805,746     6.0      1,805,746     6.0       5.7
  751 Broad Street
  Newark, NJ  07102(6)

(1) Number of shares owned is based on Schedules 13D or 13G filed by such entities with the Securities and Exchange Commission (the "SEC"), except as noted in the next sentence. The table reflects 3,750,000 fewer shares actually and beneficially owned by USWCC than reported on the latest amended Schedule 13G received by the Company from USWCC, due to certain transactions entered into by USWCC in May 1996, as described under "Certain Relationships and Related Transactions--Fund American, U S WEST and Company Relationships" in the prior year's proxy statement. Ownership percentages are calculated based on 29,887,833 shares of Common Stock outstanding at February 20, 1998, which (a) includes 1,133,379 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to its 1993 Equity Participation Plan and excludes 2,388,468 shares of other treasury stock and (b) excludes 2,000,000 shares of Preferred Stock outstanding at February 20, 1998, except that such Preferred Stock is included for determining the beneficial ownership percentage of Fund American (which holds such Preferred Stock).

(2) A person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date or over which such person has voting or investment power. In computing the percentage of outstanding shares beneficially held by each shareholder listed above, any share of Common Stock which such shareholder beneficially owns is deemed to be outstanding for such shareholder, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder unless such share is actually outstanding. Please see Notes (3) and (4) below for additional information regarding shares beneficially owned by Fund American.

(3) Under a Voting Trust Agreement among Fund American, USWCC and The First National Bank of Chicago, as voting trustee thereunder (the "Voting Trustee"), 1,893,940 shares of Common Stock deliverable upon the exercise in full of an option granted by USWCC to Fund American were deposited into a voting trust administered by the Voting Trustee, and Fund American has the right to direct the voting of such shares prior to the exercise of the option. In addition, at any time that Fund American owns at least 35% of the issued and then outstanding shares of Common Stock (including, for this purpose, the 1,893,940 shares subject to such option), in order that the Company be considered a majority owned subsidiary of Fund American, USWCC will deposit into the voting trust an additional number of shares, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock. Percentages are calculated based on 31,887,833 shares of Common Stock outstanding at February 20, 1998, which (a) includes 1,133,379 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to its 1993 Equity Participation Plan and excludes 2,388,468 shares of other treasury stock, and (b) includes 2,000,000 shares of Preferred Stock outstanding at February 20, 1998.

(4) Such shares are owned by Fund American or its subsidiaries. On February 20, 1998, Fund American or its subsiditiaries also owned (subject, in each case, to anti-dilutive adjustment): (a) 2,000,000 shares of Preferred Stock, constituting all the outstanding Preferred Stock, which are convertible into an equal number of shares of Common Stock at the conversion price of $29.65 per share; (b) an option, which expires on May 13, 1999 and entitles Fund American to purchase up to 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share; (c) an option, which expires on November 2,

      2004 and entitles Fund American to purchase up to 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share; and (d) certain voting rights with respect to certain shares of Common Stock as described in Note (3) above.

(5) In May 1996, U S WEST sold to Salomon Inc ("Salomon") an issue of Exchangeable Notes due May 15, 1999 (known as "Debt Exchangeable for Common Stock" or "DECS", and herein referred to as the "USW DECS") exchangeable for up to 9,796,303 of the shares of Common Stock held by USWCC. Salomon, in turn, sold to third parties an issue of DECS which mirror the terms of the USW DECS held by Salomon. Accordingly, most shares of Common Stock owned by USWCC are either subject to stock options held by Fund American or potentially deliverable by U S WEST in discharge of its obligation under the USW DECS. However, the number of shares of Common Stock deliverable by U S WEST in discharge of its obligations under the USW DECS is a function of the market price per share of Common Stock. If, at maturity of the USW DECS, the price per share of Common Stock equals or exceeds $32.48, then 0.8197 shares of Common Stock are deliverable in exchange for each of the 9,796,303 USW DECS (representing approximately 8,030,029 shares of Common Stock in the aggregate).

(6) According to the Schedule 13G filed on February 12, 1998, by The Prudential Insurance Company of America ("Prudential") with the SEC, Prudential held (as of December 31, 1997) 94,412 of the shares for the benefit of its general account, and may have direct or indirect voting and/or investment discretion over 1,711,334 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The Schedule 13G states that Prudential acquired these shares in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Company.

Directors and Executive Officers

      The following table sets forth certain information regarding beneficial ownership of the Company's equity at February 20, 1998 for (a) each director and nominee for director of the Company, (b) each executive officer named under "Executive Compensation--Summary Compensation Table" and (c) all such executive officers and directors of the Company as a group. The table also provides information regarding economic ownership. Voting power is less than 1% of voting shares outstanding for each executive officer and director listed, individually and as a group.

                                                   Number of Shares Owned(1)
                                                   -------------------------
      Directors and Executive Officers          Beneficial(2)        Economic(3)
      --------------------------------          -------------        -----------
      John J.Byrne(4)......................       35,000               35,000
      Robert P. Cochran....................       60,682              543,974
      Michael Djordjevich..................        7,000               20,667
      Robert N. Downey.....................       50,000               67,252
      Anthony M. Frank.....................        2,671               18,949
      Toshiki Kaneda.......................           --                   --
      K. Thomas Kemp(4)....................        1,600               18,993
      David O. Maxwell.....................          869               15,869
      James M. Osterhoff...................        1,000               17,484
      James H. Ozanne......................        5,300               24,687
      Staats M. Pellett, Jr................        3,350               20,861
      Richard A. Post......................          200               17,244
      Roger K. Taylor......................       26,246              295,163
      Howard M. Zelikow....................        5,037               20,037
      Russell B. Brewer II.................        7,557               77,923
      Sean W. McCarthy.....................        6,984              186,455
      Bruce E. Stern.......................        6,114               82,316
      All executive officers and directors
        as a group (18 persons)............      223,598            1,540,803

                                  (Notes to table appear on the following page.)

(1) At February 20, 1998, (a) shares beneficially owned represented less than 1% of total shares of Common Stock outstanding for each executive officer and director listed, individually and as a group, and (b) shares economically owned represented the following percentages of total shares of Common Stock outstanding: (i) 1.8% and 1.0%, respectively, for Mr. Cochran and Mr. Taylor, (ii) less than 1% for each other executive officer and director listed and (iii) 4.9% for all executive officers and directors as a group. The foregoing percentages are calculated based on 29,887,833 shares of Common Stock outstanding at February 20, 1998, which
      (a) includes 1,133,379 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to its 1993 Equity Participation Plan and excludes 2,388,468 shares of other treasury stock and (b) excludes 2,000,000 shares of Preferred Stock outstanding at February 20, 1998. The table excludes fractional shares attributable to participation in various benefit plans.

(2) All beneficially owned shares are actually outstanding and directly owned by the listed directors and executive officers, except for (a) with respect to Mr. Cochran, 1,275 shares which are held in trust for the benefit of his children, and (b) with respect to Mr. Stern, 1,200 shares which are held in trust for the benefit of his children.

(3) Shares economically owned by directors and executive officers include (a) vested and unvested performance shares with each performance share treated as one share of Common Stock, (b) equity bonus shares, (c) deemed investments in Common Stock under the Company's plans ("Phantom Shares") and (d) deemed investments in Forward Shares (defined below under "Executive Compensation - Other Relationships") under the Company's plans ("Forward Shares"). Phantom Shares represent voluntary investments in Common Stock by directors and executive officers. All such shares include accrued dividends, except with respect to Forward Shares, which do not accrue dividends. The table includes such shares economically owned by the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries in the following amounts:

      o Robert P. Cochran--60,132 vested and 112,000 unvested performance shares, 53,095 equity bonus shares, 112,813 Phantom Shares and 145,252 Forward Shares;

      o Roger K. Taylor--37,653 vested and 80,000 unvested performance shares, 30,439 equity bonus shares, 65,825 Phantom Shares and 55,000 Forward Shares;

      o Sean W. McCarthy--24,939 vested and 85,500 unvested performance shares, 19,832 equity bonus shares and 49,200 Forward Shares;

      o Russell B. Brewer II--18,689 vested and 30,000 unvested performance shares, 9,362 equity bonus shares, 7,315 Phantom Shares and 5,000 Forward Shares;

      o Bruce E. Stern--18,697 vested and 30,000 unvested performance shares, 10,530 equity bonus shares and 16,974 Phantom Shares; and

      o All executive officers and directors as a group--178,807 vested and 373,667 unvested performance shares, 130,221 equity bonus shares, 235,059 Phantom Shares and 399,452 Forward Shares.

      To the extent that shares economically owned by any non-officer director exceed those beneficially owned, such economic ownership is attributable to (i) 15,000 Forward Shares per director (5,000 in the case of Mr. Djordjevich) and (ii) shares deemed invested under the Company's Deferred Compensation Plan (together with accrued dividends).

(4) Mr. Byrne is the Chairman and a major shareholder of Fund American; and Mr. Kemp is President and Chief Executive Officer of Fund American. Messrs. Byrne and Kemp disclaim beneficial ownership of Common Stock and Preferred Stock held by Fund American or its subsidiaries.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth a summary of all compensation paid to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company and its subsidiaries, in each case for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1997, 1996 and 1995.

                                                                                       Long-Term
                                             Annual Compensation                    Compensation(1)
                                --------------------------------------------  ----------------------------
     Name and Principal                                    All Other Annual     LTIP          All Other
         Position               Year    Salary     Bonus    Compensation(2)   Payouts(3)   Compensation(4)
         --------               ----    ------     -----    ---------------   ----------   ---------------
Robert P. Cochran               1997   $440,000   $560,000      $870,610      $2,958,727        $90,000
  Chairman of the Board and     1996    400,000    593,080       537,566       1,706,627         90,000
  Chief Executive Officer       1995    400,000    606,250       257,359              --         90,000
Roger Taylor                    1997    290,000    710,000       341,185       1,729,575         91,350
  President and                 1996    250,000    568,750       183,828         993,290         69,750
  Chief Operating Officer       1995    250,000    262,500       308,831              --         58,500
Sean W. McCarthy                1997    235,000    700,000       235,300       1,201,983         67,500
  Executive Vice                1996    210,000    587,500       191,181         693,315         67,500
  President                     1995    210,000    404,250       159,709              --         69,005
Russell B. Brewer II            1997    200,000    280,000        70,590         804,971         48,150
  Managing Director and         1996    185,000    268,000        78,826         459,974         41,400
  Chief Underwriting Officer    1995    185,000    192,500        97,061              --         39,150
Bruce E. Stern                  1997    200,000    272,500        67,649         824,910         45,000
  Managing Director, General    1996    185,000    240,000        70,590         472,221         41,400
  Counsel and Secretary         1995    185,000    192,500        97,061              --         38,250

(1) No awards of restricted stock or options/SARs were made to any of the executives named in the table during the period covered by the table.

(2) Figures represent the value of phantom stock granted as "equity bonus" awards under the Company's 1993 Equity Participation Plan and deferred for a minimum of five years. Payment following the deferral period will be in cash or Common Stock, at the Company's option.

(3) Payouts were made to or deferred by each named executive in January 1998 with respect to performance shares for the three-year performance cycle ending December 31, 1997. Payouts were made in shares of Common Stock or cash. For purposes of this table, shares of Common Stock are valued for 1997 and 1996 at $46.0625 and $35.50 per share, respectively, the NYSE closing price per share on the day preceding approval of the payout by the Human Resources Committee of the Board of Directors and the per share value employed for those receiving cash payments.

(4) All Other Compensation includes contributions by the Company to a defined contribution plan and supplemental retirement plan. The dollar value of the respective contributions to such plans for each named executive was as follows:

      o Robert P. Cochran -- $14,400 and $75,600 for 1997; $13,500 and $76,500
        for 1996; and $13,500 and $76,500 for 1995;
      o Roger K. Taylor -- $14,400 and $76,950 for 1997; $13,500 and $56,250 for
        1996; and $13,500 and $45,000 for 1995;
      o Sean W. McCarthy -- $14,400 and $53,100 for 1997; $13,500 and $54,000
        for 1996; and $13,500 and $43,650 for 1995;
      o Russell B. Brewer II -- $14,400 and $33,750 for 1997; $13,500 and,
        $29,700 for 1996; and $13,500 and $25,650 for 1995; and
      o Bruce E. Stern -- $14,400 and $30,600 for 1997; $13,500 and $27,900 for
        1996; and $13,500 and $24,750 for 1995.

      In addition, the figure included in this column for Mr. McCarthy includes $8,838 for 1997, $10,347 for 1996 and $11,855 for 1995, representing the benefit conveyed to him under a loan provided to him by the Company at a below market interest rate in connection with his relocation to New York. See "Executive Compensation--Other Relationships."

Employment Agreements and Arrangements; Change in Control Provisions

      The Company is not currently party to employment agreements with any of its executive officers. In the event of termination of employment by the Company of the named executive officers without cause, Messrs. Cochran and Taylor would be entitled to 18 months of compensation and Messrs. McCarthy, Brewer and Stern would be entitled to 12 months of compensation, in each case based upon current compensation (or, in certain events, prior compensation if higher) in accordance with the Company's severance policy.

      The Company's 1993 Equity Participation Plan includes provisions providing for accelerated vesting and payment of stock options, equity bonus shares and performance shares awarded thereunder upon the occurrence of certain change in control transactions involving the Company. These provisions are generally applicable to all participants in such plans. Each of the named executive officers hold equity bonus shares and performance shares awarded under such plans.

Other Relationships

      In February 1992, the Company provided a loan in the principal amount of $630,000 to Mr. McCarthy in connection with his relocation to New York City. In December 1993, the loan agreement was amended to (i) reduce the principal balance by $141,173 (an amount equal to the loss on the sale of his home in connection with such relocation) and (ii) allow for the repayment of the remaining principal balance of $362,827.06 at December 31, 1993 over a ten-year period in equal installments at an interest rate of 5.20% per annum. Installment payments were made in January 1998, 1997 and 1996.

      In May 1996, the Company entered into forward purchase agreements (the "Forward Agreements") with two financial institutions (the "Counterparties") in respect of 1,750,000 shares of Common Stock (the "Forward Shares"). Under the Forward Agreements, the Company has the obligation to either (a) purchase the Forward Shares from the Counterparties for a price equal to $26.50 per share plus carrying costs (less dividends paid on the Common Stock) or (b) direct the Counterparties to sell the Forward Shares, receiving any excess or making up any shortfall in cash or additional shares, at its option. Of the initial 1,750,000 Forward Shares, 750,000 were initially for the account of the Company's management and directors, who had parallel investments in phantom Forward Shares under the Company's Deferred Compensation Plan or Supplemental Executive Retirement Plan. When an individual participant exercises Forward Shares under the subscription program, the Company settles with the participant but does not necessarily close out the corresponding forward share position with the Counterparties. By December 1997, such exercises by participants had increased the number of shares allocated to the Company from 1,000,000 shares to 1,187,800 shares. In December 1997, the Company repurchased 1,187,800 shares under the Forward Agreements for an aggregate purchase price of $33.9 million. The Forward Agreements remain in effect for the 562,200 shares that remain allocated to the management and directors subscription program.

Performance Shares

      Performance shares are awarded under the Company's 1993 Equity Participation Plan, as amended (the "Plan"). The Plan authorizes the discretionary grant of performance shares by the committee administering the Plan (the Human Resources Committee) to key employees of the Company and its subsidiaries. Each performance share potentially represents the economic value of up to two whole shares of Common Stock, and not just appreciation, as is the case with a stock option. The number of shares of Common Stock actually earned for each performance share depends upon the attainment by the Company and its subsidiaries (on a consolidated basis) of "performance objectives" during the time period specified by the Committee at the time an award of performance shares is made.

      The following table sets forth (a) a summary of performance shares awarded to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company and its subsidiaries, in each case for the year ended December 31, 1997 (which awards were made in January 1998),
(b) the applicable performance period until payout and (c) the related estimated future payouts at the stated assumed annual rates of adjusted book value per share and stock price appreciation.

                  LONG-TERM INCENTIVE PLANS - AWARDS IN 1997(1)

                                                                   Estimated Future Payouts (3)
                                           Performance  -------------------------------------------------
                            Performance    Period Until    Threshold         Target           Maximum
Name                       Shares Granted     Payout    (no. of shares)  (no. of shares)  (no. of shares)
----                       --------------     ------    ---------------  ---------------  ---------------
Robert P. Cochran.........     40,000          (2)             0              40,000          80,000
Roger K. Taylor...........     30,000          (2)             0              30,000          60,000
Sean W. McCarthy..........     30,000          (2)             0              30,000          60,000
Russell B. Brewer II......     10,000          (2)             0              10,000          20,000
Bruce E. Stern............     10,000          (2)             0              10,000          20,000

(1) These performance shares were awarded under the Plan in January 1998 for the year ended December 31, 1997. The table excludes performance shares awarded in January 1997 for the year ended December 31, 1996, which are set forth in a table in the prior year's proxy statement.

(2) One-third of each award relates to the three-year performance cycle ending December 31, 2000; and two-thirds of each award relates to the three-year performance cycle ending December 31, 2001. Awards are payable shortly following completion of the applicable performance cycle, subject to earlier payment in certain circumstances. Such performance shares vest at the completion of the applicable performance cycle, subject to rules established at the time of grant pertaining to the recipient's death, disability, retirement or termination of employment without cause, or change-in-control transactions.

(3) The actual dollar value received by a holder of performance shares, in general, varies in accordance with the annual rate of growth in adjusted book value per share ("ROE") of Common Stock and the stock price appreciation during an applicable "performance cycle." At the election of the holder at the time of the award, ROE may be determined including or excluding realized and unrealized capital gains and losses in the Company's investment portfolio. With respect to the performance shares described in the table above, if ROE is 7% or less per annum for any performance cycle, no shares of Common Stock will be earned for the performance cycle; if ROE is 13% per annum for any performance cycle, a number of shares of Common Stock equal to 100% of the number of performance shares will be earned for that performance cycle; and if ROE is 19% per annum or higher for any performance cycle, a number of shares of Common Stock equal to 200% of the number of performance shares will be earned for that performance cycle. If ROE is between 7% and 19%, the payout percentage will be interpolated. Recipients of performance share awards may elect to receive cash in lieu of shares of Common Stock, in which event they receive an amount equal to the product of (i) the number of shares of Common Stock that would be distributed absent an election to receive cash, multiplied by (ii) the New York Stock Exchange ("NYSE") closing price per share of Common Stock on the trading day prior to the date that the Human Resources Committee approves the payout percentage for the applicable performance cycle. However, notwithstanding an election to receive cash, the Company may deliver shares of Common Stock if available under the Plan.

--------------------------------------------------------------------------------

                                    Report of
             The Human Resources Committee of The Board Of Directors
                  of Financial Security Assurance Holdings Ltd.

                                                               February 25, 1998

      The Human Resources Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer, the Chief Operating Officer and the Executive Vice President of the Company, and reviews and approves management's compensation recommendations for other employees of the Company. The Committee is comprised entirely of independent directors.

      Compensation of executive officers of the Company is comprised primarily of salary, cash bonus, equity bonus awards and performance share awards, as well as employee benefits such as retirement and health benefits. The Committee adheres to a compensation philosophy aimed at aligning the interests of management with those of the owners, reflected by an emphasis on equity-based rather than cash-based compensation.

      Salaries. Generally, salaries of executive officers are reviewed by the Committee every other year. Salaries of executive officers were last reviewed for 1997 and, accordingly, were not reviewed again in 1998 and remain unchanged from the prior year. The Company, like other participants in the financial services sector, allocates most of executive officer compensation to year-end bonuses rather than salaries, with annual bonuses (including equity bonuses) exceeding annual salaries for each of the five most highly compensated executive officers of the Company.

      Cash Bonuses. At its April 1997 meeting, the Committee determined the bonus pool and bonus volatility guidelines to be applied in determining 1997 bonuses. The Committee determined a target return on equity ("ROE") based upon growth in adjusted book value ("ABV") per share (including dividends but excluding realized and unrealized gains and losses) of 13.0% for 1997, up from an 11.6% target ROE for 1996. Growth in ABV is determined after all operating expenses, including the cost of the bonus plan itself. The target bonus pool for 1997 was approximately $14.3 million, equal to approximately 7% of after-tax adjusted book value growth at a 13% ROE. The 1997 target bonus pool of $14.3 million was less than the actual 1996 bonus pool accrual of $15.25 million, of which $14.9 million was awarded. The bonus pool established by the Committee differed from the target bonus pool based upon whether the Company's actual ROE for 1997 was over or under the target ROE, with the bonus pool limited to $10.3 million at a 9% or lower actual ROE and $18.3 million at a 17% or higher actual ROE, with adjustments interpolated based on the actual ROE achieved. By comparison, the 1996 target bonus pool ranged from $9.0 million at a 9% ROE to $16.0 million at a 16% ROE. The bonus pool range was increased from the prior year to reflect an increase in head count and in recognition of a substantially higher target ROE hurdle.

      In addition, the Committee for the first time made the bonus pool subject to a further adjustment based upon the quality of return of capital deployed. This adjustment was intended to motivate management to use the Company's capital prudently in building adjusted book value per share. Under this guideline, the bonus pool would be unchanged so long as transactions insured by the Company's subsidiaries had a weighted average return on equity under the Company's ROE model ("Transaction ROE") equal to a specified target Transaction ROE, provided that a Transaction ROE 1% or more above such target would

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

result in a 1% increase in ABV per share, while a Transaction ROE 1% or more below such target would result in a 1% decrease in ABV per share, with Transaction ROE's within such range interpolated on a straight-line basis.

      The effect of the 1997 target bonus pool was to require a substantial increase in ROE from prior year performance to maintain the bonus pool at the level paid in the prior year. In establishing these guidelines, the Committee recognized that compensation matters in connection with new ventures would be handled outside the bonus pool, and that adjustments to the target bonus pool may be recommended by management, subject to approval of the Committee, to reflect changes in circumstances.

      Bonus participants were broken into three groups, each with a different volatility of bonus (upwards or downwards) depending on Company and/or group performance as set forth below:

       Guidelines for Bonus Volatility--Variable Percentage of Bonus Award

      Group                                                    Variability
      -----                                                    -----------
      CEO, COO and EVP                                          Up to 50%
      Other Management Committee members
        and senior front line officers                          Up to 20%
      All others                                                Up to 10%

      Management and the Committee retained discretion as to allocation of bonus amounts to individuals based upon performance, with the understanding that the guidelines were directional and indicative of bonus pool distribution assuming good to above average employee performance. In the case of permanent members of the Management Committee, the base bonus amounts were equal to the average of the prior two years' bonuses.

      The actual ROE and Transaction ROE for 1997 resulted in a 1997 bonus pool of approximately $17.8 million under the guidelines described above. Of this amount, approximately $17 million was paid for 1997, with the balance carried over to 1998. The actual bonus pool for 1996 was approximately $14.9 million. The 1997 bonus (including equity bonus) for the Chief Executive Officer increased approximately 24% from 1996, reflective of the increased variability factor (50%) assigned to the CEO under the guidelines. The Committee found this bonus amount to be warranted in view of the record level of premium production at well above the target Transaction ROE and other accomplishments which contributed substantially to shareholder value in 1997.

      Equity Bonuses. 1997 was the fourth year that bonuses were paid part in cash and part as equity bonus awards under the Company's 1993 Equity Participation Plan (the "Equity Plan"). Equity bonuses represent "phantom shares" of the Company's common stock. Each bonus is determined as discussed above under the caption "Cash Bonuses", and a specified percentage of such bonus is paid in the form of an equity bonus in lieu of cash. Equity bonus awards are deemed invested in the Company's common stock at 85% of fair market value, and payment of such awards is deferred for a minimum of five years. For 1997, as in the prior year, each employee had the option, exercisable approximately six months prior to year-end, to increase his or her equity bonus percentage to up to 50% of his or her total bonus, subject to Committee approval. The Committee also determined that bonuses to senior executives would be paid in the form of an equity bonus to the extent that such bonus, if paid in cash, would result in the loss of any material federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      The minimum equity bonus percentages employed in 1997 (unchanged from 1996) are set forth below:

                Equity Bonus Award as a Percentage of Total Bonus

      Total Bonus (in thousands)        Marginal Rate
      --------------------------        -------------
      $0 to $50                         10% (optional for bonuses below $50,000)
      $51 to $150                       15%
      $151 to $300                      20%
      Over $300                         25%

      The amount of the Chief Executive Officer's bonus paid in the form of an equity bonus for 1997 was $740,000, representing approximately 57% of his total bonus.

      Performance Shares. The Equity Plan provides for the award of performance shares. Each performance share represents a right to receive up to two shares of the Company's common stock, with the actual number of common shares receivable determined on the basis of the increase in adjusted book value per share (or commencing in 1998, in the case of employees of the Company's investment management group, investment returns measured against a benchmark index) over a specified performance cycle. The performance shares were designed to provide less compensation to participants than stock options if the Company performs poorly and more compensation to participants if the Company performs well. In particular, the performance shares were designed to have no value if the Company fails to generate a return on equity in excess of the risk-free yield of treasury securities (or commencing in 1998, in the case of employees of the Company's investment management group, if investment returns are less than the benchmark index). The Committee's approach generally has been to refrain from awarding performance shares to the same individuals in successive years. The Chief Executive Officer, who last received an award of performance shares in January 1996, received an award of 40,000 performance shares in January 1998. Like other 1998 performance share awards (other than those to employees of the Company's investment management group), the performance shares were allocated 1/3 to a 1998/1999/2000 performance cycle and 2/3 to a 1999/2000/2001 performance cycle. The Company has implemented a program of share purchases through a "rabbi trust" for the purpose of funding in advance its obligations in respect of outstanding performance shares.

      Stock Ownership Guidelines. The Committee has implemented stock ownership guidelines for senior executives, including the five most highly compensated executive officers, of the Company. The guidelines establish share ownership objectives for senior executives, with the expectation that senior executives would retain at least 50% of the net after-tax shares from Company compensation plans until the objective has been met (absent any hardship situation). The Committee considers adherence to the ownership guidelines a significant factor in sizing future long-term incentive awards for senior executives. The share ownership objective calls for ownership of Company shares having a market value,
(i) in the case of the Chief Executive Officer and Chief Operating Officer, equal to the sum of three times annual compensation up to $500,000 and four times additional compensation and (ii) in the case of other senior executives, equal to the sum of two times annual compensation up to $300,000 and three times additional compensation. For purposes of the guidelines, share ownership (i) includes common stock owned, vested equity bonus shares, and common stock deferred and phantom common stock investments under the Company's benefit plans and (ii) excludes outstanding performance shares or stock options.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      In arriving at its compensation decisions, the Committee received advice from Johnson Associates, Inc., professional compensation consultants, and considered practices and compensation levels of competitors in the financial guaranty industry.

      The Committee reviewed compliance with Section 162(m) of the Internal Revenue Code of 1986, relating to the deductibility of compensation paid to the Chief Executive Officer and the other most highly compensated officers of the Company. Equity bonus and performance share awards under the Equity Plan were designed, on advice of counsel, to comply with the requirements of Section 162(m). Given the Committee's intention to continue employment of equity bonus awards in lieu of a portion of cash bonuses in determining 1998 compensation for the Company's senior management or to develop an alternative approach to maintain the availability of federal income tax deductions for executive compensation, the Committee has determined that it is unlikely that the Company will pay compensation in 1998 that would result in the loss of any material federal income tax deduction under Section 162(m) and has not recommended that any other action be taken as a consequence of such provision.

                                                Human Resources Committee
                                                K. Thomas Kemp (Chairperson)
                                                Robert N. Downey
                                                Anthony M. Frank
                                                David O. Maxwell
                                                James M. Osterhoff
                                                James H. Ozanne

--------------------------------------------------------------------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Each director and executive officer of the Company, and each beneficial owner of more than 10% of the Common Stock and Preferred Stock, is required under Section 16 of the Exchange Act to report to the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange (the "NYSE") and the Company, by a specified date, all transactions in the Company's equity securities. Based solely upon a review of the reports furnished to it pursuant to Section 16, the Company believes that all of its directors, executive officers and greater than 10% equity security holders complied with the filing requirements applicable to them with respect to transactions occurring during 1997, except that Messrs. Djordjevich, Joseph (the Company's Controller and principal accounting officer) and McCarthy each filed one Form 4, relating to one transaction, late.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1997, the Human Resources Committee consisted of Messrs. Kemp, Downey, Frank, Maxwell, Osterhoff and Ozanne. None of such persons is currently or has ever been an officer or employee of the Company or any subsidiary of the Company. Mr. Kemp is President and Chief Executive Officer of Fund American and Chairman of White Mountains. Mr. Cochran, Chairman and Chief Executive Officer of the Company, is a director of Fund American and White Mountains, and a member of the compensation committee of Fund American. Mr. Taylor, President and Chief Operating Officer of the Company, is a director and member of the compensation committee of Source One, a subsidiary of Fund American. Mr. Ozanne is Chairman of Source One.

                             STOCK PRICE PERFORMANCE

      The following graph compares the cumulative total percent return for the Company's Common Stock with the comparable cumulative percent returns of two indices for equal investment amounts made on May 6, 1994 (the effective date of registration of the Company's Common Stock). The graph assumes that all dividends were reinvested.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

              Cumulative Total Return on Common Stock compared to
        Standard & Poor's 500 Composite Index and NYSE Financials Index
                       (May 6, 1994 to December 31, 1997)

           Financial Security       Standard & Poor's    New York Stock Exchange
         Assurance Holdings Ltd.   500 Composite Index      Financials Index
         -----------------------   -------------------   -----------------------
May 6             100                     100                    100
Jun 30            106.79                   99.34                  99.99
Sep 30            105.33                  104.6                   98.59
Dec 31            104.49                  104.59                  93.73
Mar 31            107.4                   114.76                 103.08
Jun 30            125.33                  125.72                 112.91
Sep 30            127.59                  135.71                 126.81
Dec 31            126.09                  145.35                 132.74
Mar 31            128.39                  151.6                  139.97
Jun 30            138.9                   158.41                 141.62
Sep 30            149.54                  163.4                  150.68
Dec 31            167.86                  180.72                 171.24
Mar 31            169.59                  185.67                 177.97
Jun 30            199.59                  213.88                 203.56
Sep 30            240                     228.85                 224.39
Dec 31            237.34                  227.58                 229.03


          PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since January 1990. During 1997, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other audit services to the Company in connection with SEC filings. In February 1998, the Company's Board of Directors appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1998. The shareholders are asked to approve this action of the Board. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with an opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

      The Board recommends a vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fund American, U S WEST and Company Relationships

      In 1994, Fund American acquired (i) 2,000,000 shares of Common Stock directly from USWCC, (ii) 2,000,000 shares of the Series A Convertible Redeemable Preferred Stock of the Company (the "Preferred Stock") from the Company which are convertible into an equal number of shares of Common Stock at a price of $29.65 per share until the redemption date thereof, May 13, 2004, and
(iii)(A) options to acquire 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share until May 13, 1999 (the "Five-Year Option") and (B) options to acquire 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share until September 2, 2004 (the "Ten-Year Option" and, together with the Five-Year Option, the "USWCC Options"; the number of shares and price per share contained in the USWCC Options are, in each case, subject to anti-dilutive adjustment). The Preferred Stock and the USWCC Options remain outstanding and their terms have not since been amended.

      In connection with the acquisitions, the Company entered into a Registration Rights Agreement with USWCC and Fund American. Under this Agreement, at any time prior to May 13, 2004, each of Fund American and USWCC is entitled to four demand registrations, and the right to register certain shares on a "piggyback" basis on an unlimited number of occasions if the Company proposes to have a public offering of Common Stock. The Company has agreed to indemnify Fund American and USWCC for certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Fund American or USWCC may be required to make in respect thereof, in connection with sales by such person of Common Stock in a registration statement prepared by the Company under the Registration Rights Agreement.

Fund American Shareholders Agreement

      In connection with the acquisitions in 1994 described above, Fund American entered into (i) a Voting Trust Agreement with USWCC and The First National Bank of Chicago, as voting trustee thereunder, and (ii) a Shareholders Agreement (the "Fund American Shareholders Agreement") with USWCC and the Company. Pursuant to the Voting Trust Agreement, Fund American has the right to direct the voting of the 1,893,940 shares of Common Stock deliverable upon the exercise in full of the Ten-Year Option prior to the exercise of the Ten-Year Option. In addition, under certain circumstances, Fund American may require USWCC to deposit additional shares into the voting trust, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock.

      The Fund American Shareholders Agreement provides that the parties will use their best efforts to cause the Board of Directors of the Company to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) two independent directors (within the meaning of the rules of the NYSE), (ii) the President or Chief Executive Officer of the Company, (iii) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of the Company in accordance with the Tokio Marine Stockholders Agreement (as defined below), and (iv) seven persons designated by Fund American, of whom U S WEST must approve a number based on the "voting power" held by Fund American and U S WEST as of the date of the nominations as set forth in the following table:

                                          (Table appears on the following page.)

      Fund American Voting Power as a
      Percentage of Fund American and               Designees to be Approved by
      U S WEST Combined Voting Power                        U S WEST
      -------------------------------                       --------

      0% through 14.29%.................................       6
      Above 14.29% through 28.58%.......................       5
      Above 28.58% through 50.00%.......................       4
      Above 50.00% through 57.16%.......................       3
      Above 57.16% through 71.45%.......................       2
      Above 71.45% through 90.00%.......................       1
      Above 90.00%......................................       0

      The Company, U S WEST and Fund American are free to alter the foregoing arrangements from time to time, and have done so.

      Under the Fund American Shareholders Agreement, "voting power" means the number of shares held outright by a party or its affiliates, except that shares of Common Stock deliverable to Fund American upon exercise of the Ten-Year Option, and any additional shares deposited by U S WEST in the voting trust described above, will be deemed to be owned by Fund American and not by U S WEST, provided that the votes attributed to the Preferred Stock will be excluded from Fund American's "voting power." The Fund American Shareholders Agreement requires Fund American and U S WEST to vote all shares of Common Stock over which they exercise voting control in favor of the election of all persons nominated as provided in such agreement.

      The Fund American Shareholders Agreement terminates upon the earliest to occur of (i) the cessation of the existence of the Company, (ii) September 2, 1999, (iii) the consent of US WEST and Fund American, (iv) the sale, disposition or other transfer of any shares of Common Stock by U S WEST that causes U S WEST to own outright (excluding shares of Common Stock deliverable to Fund American and its majority owned subsidiaries upon exercise of the Ten-Year Option) less than 15% of the outstanding shares of Common Stock, or (v) such time as U S WEST, Fund American and their permitted transferees own less than 50% of the outstanding shares of Common Stock.

Other Fund American and Company Relationships

      During 1997, FSA Portfolio Management Inc. ("FSA Portfolio Management"), a wholly owned subsidiary of the Company, provided investment management services to an affiliate of Fund American in exchange for payment of an investment management fee equal to 15 basis points per annum on the principal amount of funds under management. In addition, as described on page 16 under "Compensation Committee Interlocks and Insider Participation", certain directors and executive officers of the Company are directors of Fund American or its subsidiaries, and certain executive officers of Fund American and its subsidiaries are directors of the Company.

U S WEST and Company Relationships

      In December 1993, the Company completed a restructuring (the "Restructuring") which significantly reduced its risk of loss from its insured portfolio of obligations backed by commercial mortgages (the "Commercial Mortgage Portfolio"). As part of the Restructuring, FSA obtained reinsurance from Commercial Reinsurance Company ("Commercial Re") in respect of the Commercial Mortgage Portfolio. Commercial Re is an insurance company organized for the purpose of the Restructuring that is owned approximately 91.6% by USWCC and 8.4% by Tokio Marine. Various agreements were entered into among the Company and its subsidiaries, Commercial Re and U S WEST in connection with the Restructuring, all of which remain in force and have not since been amended. These agreements include (i) a quota share reinsurance agreement, (ii) an investment management agreement providing for the management by FSA Portfolio Management of Commercial Re's investment portfolio and other matters in exchange for a fee initially ranging from 15 to 30 basis points per annum on the market value of Commercial Re's investment portfolio and (iii) a management agreement pursuant to which the Company provides management services to Commercial Re, including regulatory compliance and accounting services, for a fixed fee of $100,000 per annum.

Tokio Marine and Company Relationships

      Tokio Marine, the Company and FSA entered into a Cooperation Agreement dated as of December 27, 1990 (the "Cooperation Agreement") in connection with Tokio Marine's investment in the Company. The Cooperation Agreement contains reinsurance provisions (discussed below) and reciprocal marketing provisions. The Cooperation Agreement also entitles Tokio Marine to select one director of the Company and of FSA and to place up to three of its employees in FSA's New York offices. The term of the Cooperation Agreement is automatically renewed each year unless notice is given, subject to earlier termination by one party upon default by the other, or upon 90 days' prior written notice by one party to the other. Pursuant to the Cooperation Agreement, FSA has entered into a Master Reinsurance Placement Memorandum (the "Memorandum") by which FSA has agreed to cede and Tokio Marine has agreed to accept reinsurance equal to a specified percentage of the principal amount of new business written by FSA in each calendar year, with the cessions to be composed of treaty participations and facultative cessions, including an automatic facility by which FSA at its option may make quota share cessions, subject to certain conditions. Pursuant to the Memorandum, Tokio Marine participates in FSA's non-municipal and municipal treaties and has provided facultative reinsurance to FSA. The Company ceded premiums of $21.2 million, $19.9 million and $13.1 million to Tokio Marine for the years ended December 31, 1997, 1996 and 1995, respectively. In the opinion of the management of the Company and FSA, the terms of the Cooperation Agreement and reinsurance with Tokio Marine are no less favorable to FSA than the terms that could be obtained from unaffiliated parties.

Tokio Marine Stockholders Agreement

      Pursuant to a Stockholders Agreement dated December 27, 1990, as amended (the "Tokio Marine Stockholders Agreement"), among Tokio Marine, the Company and USWCC, USWCC has agreed to vote all stock in the Company owned by it to nominate and to elect a senior employee of Tokio Marine designated by Tokio Marine to the Board of Directors of the Company so long as Tokio Marine owns at least 5% (9.9% in the event the Cooperation Agreement is terminated as a result of a breach by Tokio Marine) of the outstanding Common Stock or the Cooperation Agreement is in effect. As long as such conditions are met, to the extent permitted by law, the Company has agreed to cause a senior employee of Tokio Marine to be nominated as a director of the Company. So long as Tokio Marine owns any Common Stock, USWCC has agreed to use commercially reasonable efforts to cause the maximum cash dividends to be paid each year with respect to the Common Stock to the extent payable without violating applicable law, causing the rating agencies to lower or consider lowering the triple-A claims-paying ability ratings of FSA or reducing the cash of the Company and its subsidiaries below the amount needed to satisfy their reasonably anticipated business needs.

      The Tokio Marine Stockholders Agreement contains certain restrictions on the ability of Tokio Marine, USWCC and the Company to sell or otherwise transfer any stock of the Company or any subsidiary of the Company (and, under certain circumstances, the stock of USWCC), or all or substantially all the assets of the Company or FSA. Certain of the rights granted to Tokio Marine under the Tokio Marine Stockholders Agreement may make it more difficult for USWCC to sell additional shares of Common Stock or for the Company to dispose of certain assets or raise funds from the sale of Common Stock and therefore might be deemed to restrict a change in control of the Company.

Reinsurance Agreements with Enhance Reinsurance Company

      Enhance Reinsurance Company ("Enhance"), a subsidiary of Enhance Financial Services Group, Inc. ("EFS") which was 29.1% owned by a subsidiary of U S WEST at December 31, 1997, provides reinsurance to FSA by participating in the asset-backed and municipal reinsurance treaties and through facultative cessions. On December 11, 1995, U S WEST issued Exchangeable Notes due December 15, 1998 (the "Enhance DECS"). At maturity of the Enhance DECS, U S WEST may, at its option, deliver to holders of the Enhance DECS the shares of common stock of Enhance owned by U S WEST's subsidiary.

      For 1997, Enhance participated in two of FSA's reinsurance treaties, one of which covered U.S. municipal business and one of which covered asset-backed and non-U.S. municipal business. In addition, pursuant to automatic facultative facilities, FSA at its option ceded a quota share portion, subject to specified limits, of policies issued in 1997 and may do so for policies issued in 1998. The Company ceded to Enhance and Asset Guaranty Insurance Company, a subsidiary of EFS, premiums of $16.5 million, $15.0 million and $6.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. In the opinion of the management of the Company, the terms of the existing reinsurance agreements with Enhance are no less favorable to FSA and its subsidiaries than the terms that could be obtained from unaffiliated parties.

Offering of QUIDS

      In September 1997, the Company sold $130 million principal amount of 7-3/8% Senior Quarterly Income Debt Securities ("QUIDS") due September 2097 and callable on or after September 18, 2002. Goldman, Sachs & Co. was the lead manager for the QUIDS offering. Mr. Downey, a director of the Company since 1994, is a limited partner of Goldman, Sachs & Co.

                                  OTHER MATTERS

      We know of no other business to be brought before the Annual Meeting other than as set forth above. The persons named in the enclosed proxy card intend to vote on any other matter which properly comes before the Annual Meeting in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for the 1999 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 350 Park Avenue, New York, New York 10022, Attention: General Counsel, no later than December 1, 1998, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                             ADDITIONAL INFORMATION

Solicitation of Proxies

      The Company is making this proxy solicitation. The Company may solicit proxies by mail, telephone, telecopy or in person, and will pay all solicitation costs. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards. Upon request, the Company will reimburse them for their reasonable expenses.

Voting Procedures

      The shares represented by all valid proxies received will be voted as specified in the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted as recommended by the Board of Directors as follows: (1) FOR the election of all nominees for director and (2) FOR ratification of the selection of independent auditors for 1998.

Vote Required

      Proposal 1: Election of Directors. A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

      Proposal 2: Ratification of the Selection of Independent Auditors. The ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the Company and its shareholders. If the shareholders do not ratify the selection by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy, the selection of independent auditors will be reconsidered by the Board. If the shareholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of the Company and its shareholders.

      Both Fund American and USWCC have advised the Company that they intend to vote all shares over which they have voting control on the record date for each nominee for director proposed hereby, and in favor of Proposal 2. As of the record date, these shareholders together had voting control over more than a majority of the outstanding shares entitled to vote at the Annual Meeting.

Cost

      The Company will pay the cost of preparing and mailing this notice and statement and the enclosed proxy card.

      A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed by the Company with the SEC, is available on request by writing to Peter E. Hoey, Managing Director, Investor Relations, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022, and may also be reviewed at the Company's website: www@FSA.com.

                                           By Order of the Board of Directors,

                                           Bruce E. Stern,
                                           Secretary